CERTIFICATE OF DESIGNATIONS

                               of

            6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                               for

                           ALTEON INC.

          Alteon Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General
Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

          RESOLVED, that, pursuant to Article FIFTH of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 5,000 shares, par value $0.01, to be designated "6% Cumulative Convertible Preferred Stock" (the "Preferred Shares").

          RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

          1.   Dividends.

               (a) Cumulative. The holders of the Preferred Shares shall be entitled to receive out of any assets legally available therefor cumulative dividends at the per share rate of six percent (6%) of the Liquidation Preference of each Preferred Share, per annum payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997 (each a "Dividend Payment Date"), when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation ranking junior to the Preferred Shares. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any Shares of Common Stock or any shares of any other capital stock with ranking junior to the Preferred Shares, without having received consent of a majority in interest of the holders of Preferred Shares.

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

               (b) Cash or PIK. Any dividend payable on the outstanding Preferred Shares may be paid, at the option of the Corporation, either (i) in cash or (ii) by adding the amount thereof to the Liquidation Preference of such Preferred Shares; provided, however, that if the Corporation shall fail to pay any dividend on a Dividend Payment Date, the amount of such dividend shall be added to the Liquidation Preference (as defined below) for such Preferred Shares.

          2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares ranking junior to the Preferred Shares, the amount of $1,000 per share plus (x) dividends added to the Liquidation Preference in accordance with Section 1(b)(ii) above,
(y) default payments owing to such holder with respect to such share pursuant to the Registration Rights Agreement (defined below) and (z) any accrued but unpaid dividends (with dividends deemed accrued on a per diem basis through the date of such event and thereafter even if such event or any distribution is not on a Dividend Payment Date) (the "Liquidation Preference").

          3. Issuance of Preferred Shares. The Preferred Shares shall be issued by the Corporation pursuant to a Preferred Stock Investment Agreement ("Investment Agreement") to be entered into between the Corporation and the initial subscribers for the Preferred Shares, and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement ("Registration Rights Agreement") to be entered into between such parties in connection with the Investment Agreement.

          4. Conversion. Subject to the proviso at the end of this sentence, each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.01, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "Conversion Amount"), by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date, on the following terms and conditions; provided that, if the average daily dollar volume of Common Stock traded on the principal market during the ten (10) consecutive trading days immediately preceding the Conversion Date is greater than $500,000 per day, and (x) the Conversion Price in effect on the Conversion Date is greater than $4.00, then the Conversion Amount with respect to any Conversion Notice (as hereinafter defined) must be at least $100,000; (y) the Conversion Price in effect on the Conversion Date is greater than $3.00 but less than $4.00, then the Conversion Amount with respect to any Conversion Notice must be at least $50,000; (z) the Conversion Price in effect on the Conversion Date is less than $3.00, then the Conversion Amount with respect to any Conversion Notice must be at least $10,000. For purposes of determining the daily dollar volume for the proviso to the previous sentence, individual trades of 15,000 or more shares of Common Stock shall each be deemed to have been a trade of 15,000 shares.

          (a) Mechanics of Conversion. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile

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transmission) stating that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the date of such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) trading day thereafter, the holder shall deliver (which also may be done by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, provided that the Corporation shall at all times maintain an office or agency in New York City (or within 60 miles thereof) for such purposes. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance within three (3) trading days (as defined in Section 4(b)(iv) below) of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt of such Conversion Notice ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of Common Shares pursuant to such conversion shall, if requested by such holder, be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 4 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

          (b)  Determination of Conversion Price.

               (i)  The Conversion Price shall be equal to:

     [100% - Applicable Percentage (as set forth below)] x Agreed
     Value (as defined below).

     The Agreed Value shall equal the average of the daily low trading price of the Common Stock the ten (10) consecutive trading days immediately preceding the Conversion Date.

               (ii) The Applicable Percentage shall be as follows:

               3.5% during calendar days 1 through 89 following the Closing Date
               7.5% during calendar days 90 through 179 following the Closing Date
               14.5% commencing with the 180th calendar day following the Closing Date

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
     The Applicable Percentage shall be subject to adjustment as provided in the Registration Rights Agreement.

               (iii)      The Closing Date shall be the date of
     closing of the Investment Agreement.

               (iv) The "low trading price" of the Common Stock on any day shall be (A) the lowest reported sale price of the Common Stock as reported in the consolidated transaction reporting system ("consolidated tape") if transactions in the Common Stock are included in the consolidated tape or (B) if the Common Stock is not included in the consolidated tape, the lowest reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not included in the consolidated tape and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price for the Common Stock as reported by National Quotation Bureau Incorporated or similar organization. If none of the foregoing provisions are applicable, the "low trading price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected in good faith by the Board of Directors of the Corporation and reasonably acceptable to the holders of Preferred Shares. The term "trading day" means (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. Notwithstanding the foregoing, a day shall not be considered a trading day if (i) trading of the Common Stock was suspended during the entire day or (ii) no reported trades occur on such day.

               (v)  In the event that during any period of
     consecutive trading days provided for above, the Corporation shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

          (c) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its direct or indirect subsidiaries other than additional Common Shares, then in each such event, in addition to the number of shares of Common Stock receivable upon conversion, provision shall be made so that the holders of Preferred Shares shall receive, upon the conversion thereof, the securities of the Corporation or such subsidiary which they would have received had they been the owners on the date of such event of the number of Common Shares issuable to them upon conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth the number

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

of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Preferred
Shares with respect to each share of Common Stock received upon such conversion.

          (d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (e) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto.

          (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, so long as any Preferred Shares remain outstanding the Corporation agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares such number of authorized but unissued Common Shares that is set forth in the Investment Agreement.

          (g) Fractional Shares. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

          (h) Reorganization or Merger; Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or sale, if the holders of Common Shares receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of Common Shares receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated as a distribution under Section 4(c) above and such Section shall govern such distribution. So long as any Preferred Shares are outstanding, the Corporation agrees that there shall be no such reorganization, consolidation, merger or sale unless an appropriate adjustment of the conversion price and other provisions contained herein related to the conversion of such Preferred Shares is agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of outstanding Preferred Shares (which agreement will not be unreasonably withheld). The Corporation further agrees that it shall not agree or consent to or enter into any transaction or series of transactions as a result of which the Common Shares would cease to be publicly traded unless agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of Preferred Shares.

          (i) Change in Control. If at any time (x) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or there occurs any event which causes the occurrence of a Distribution Date (as defined in Section 3(b) of the Stockholders Rights Agreement, dated as of July 27, 1995, between Alteon and Registrar and Transfer Company, as rights agent, as amended) or a substantially similar occurrence under any successor or similar plan, (y) in excess of 50% of the Corporation's Board of Directors consists of directors not nominated by the prior Board of Directors of the Corporation, or
(z) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power (the events in the foregoing clauses (x), (y) and (z) collectively referred to as a "Change in Control Transaction"), then upon announcement by the Corporation or any other person of the proposal or commencement of any transaction or plan intended, or likely to, result in a Change in Control Transaction, during the Pendency Period (as hereinafter defined) notwithstanding anything to the contrary contained herein, (i) the Applicable Percentage shall immediately be deemed to be 17%, and (ii) the Agreed Value shall equal the lowest of the daily low trading prices of the Common Stock during the ten (10) consecutive trading days immediately preceding the Conversion Date. The "Pendency Period" is the period beginning with the announcement described above and ending ten (10) trading days after (x) a subsequent contrary announcement of the abandonment of the proposal, transaction or plan, or (y) the consummation of the Change in Control Transaction. If the Change in Control Transaction occurs in multiple stages, the Pendency Period does not expire until all stages (e.g., including a merger following a tender offer) are completed. The Corporation shall provide all holders of Preferred Shares with the earlier of (i) 20 days' prior notice of any such Change in Control Transaction, to the extent the Corporation has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Corporation's learning of any such transaction.

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

          (j) Forced Conversion or Redemption. (1) Subject to subsection (j)(2) below, any Preferred Shares held on (i) the date which is the fifth (5th) anniversary of the Closing Date, or (ii) the first date following the third (3rd) anniversary of the Closing Date on which the aggregate Liquidation Preference of the outstanding Preferred Shares is less than $250,000 ("Forced Conversion Date") shall be converted upon written notice to the holders of the Preferred Shares at least 20 trading days prior to the Forced Conversion Date, provided that such Forced Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days (A) there is not Effective Registration (as defined in the Investment Agreement), but not including the first 120 days after the Closing; (B) there is not a sufficient amount of Common Shares available for conversion of all outstanding Preferred Shares; (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares; or (D) there is a suspension, restriction or limitation in the ability of holders of Preferred Shares to sell Common Shares received upon conversion of Preferred Shares under the Registration Statement and prospectus for any reason.

               (2)  Notwithstanding the preceding subsection
(j)(1), no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Forced Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

               (A) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Investment Agreement, the Registration Rights Agreement or this Certificate of Designations;

               (B) none of the events described in clauses (i) through (iv) of Section 2(b) of the Registration Rights
     Agreement shall have occurred and be continuing;

               (C)  Effective Registration (as defined in the
     Investment Agreement) has occurred and is continuing and has continuously existed for the prior 30 consecutive trading days;

               (D) the Corporation and its direct and indirect subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not and has not been subject to any liquidation, dissolution or winding up of its affairs; and

               (E) each holder of Preferred Shares shall have received a certificate from an appropriate executive officer of the Corporation certifying that each of the foregoing conditions precedent exist or have been satisfied.

Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

               (3) Upon written notice by the Corporation to the holders of Preferred Shares at least 20 days prior to the Forced

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

Conversion Date, any Preferred Shares held on the Forced Conversion Date may be redeemed for cash at a price equal to the Liquidation
Preference of such Preferred Shares divided by [100%-Applicable
Percentage].

               (4) Notwithstanding the previous subsections (j)(1) and (j)(3), any Preferred Shares held on a date on which the aggregate Liquidation Preference of the outstanding Preferred Shares is less than $250,000, may be redeemed for cash at the Corporation's option at a price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement).

          (k)  Limitations on Holder's Right to Convert.

               (i) Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted by a holder to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of Common Shares deemed beneficially owned by such holder (other than by virtue of the ownership of Preferred Shares or ownership of other securities that have limitations on a holder's rights to convert or exercise similar to those limitations set forth herein), together with all Common Shares deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 exists, would exceed 4.9% of the total issued and outstanding shares of the Corporation's Common Stock, provided that each holder shall have the right to waive this restriction, in whole or in part, immediately in the case of a pending Change in Control Transaction described in clause (x) or (z) of Paragraph 4(i) above and in any other case upon 61 days prior notice to the Corporation. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this paragraph. A transferee of the Preferred Shares shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Certificate of Designations shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Preferred Shares.

               (ii) The Preferred Shares in the aggregate may not be converted into more than 3,141,965 shares of Common Stock, which number of shares shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of Common Stock. The limitation set forth in the preceding sentence will apply only if, and only to the extent, required, and only for so long as imposed, by the rules of the NASDAQ (as defined in the Investment Agreement) or such other principal market on which shares of the Corporation's Common Stock are then traded; provided, however, that if a holder has, or all holders in the aggregate have, the right to convert to a number of shares exceeding the limit described in the preceding sentence, the Corporation will use its best efforts to obtain its shareholders' approval to waive such limit.

          (l) Certificate for Conversion Price Adjustment. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 4.

          (m) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed

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

in accordance with their specific terms or were otherwise breached.

It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

          (n) Other Securities Offerings. If at any time during the period ending six (6) months after the Closing Date, the Corporation sells or agrees to sell (including pursuant to a letter of intent, term sheet, or similar means) Common Shares or securities or options convertible into, exercisable for, or exchangeable for, Common Shares (other than a private placement of Common Stock to an affiliate of The Palladin Group, L.P. or a sale pursuant to a bona fide registered public offering of Common Shares by the Corporation and other than shares or options issued pursuant to the Corporation's employee, director or consultant stock option plans and other than sales of shares to underwriters), then, if the effective or maximum sales price of the Common Shares with respect to such transaction (including the effective or maximum conversion, exercise or exchange price) ("Other Price") is less than the effective conversion price of the Preferred Shares at such time, the Corporation shall adjust the conversion price applicable to the Preferred Shares not yet converted in form and substance reasonably satisfactory to the holders of Preferred Shares so that the conversion price applicable to the Preferred Shares shall, in no event, be greater, after giving effect to all other adjustments contained herein, than the Other Price. This Paragraph 4(n) shall not apply to a financing transaction consisting of a private placement of the Corporation's securities in connection with a strategic alliance. For this purpose, a strategic alliance shall mean a transaction in which the acquiror of the Corporation's securities has a business relationship material to the Corporation with the Corporation independent of such acquiror's acquisition of the Corporation's securities.

          5. Voting Rights. The affirmative vote of a majority in interest of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment of this Certificate of Designations, (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, (iii) any waiver of a default in payment of dividends on the Preferred Shares, and (iv) any reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or any sale of all or substantially all of the assets of the Corporation, that would have an adverse effect on any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

          6. Notices. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

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

          7. Replacement Certificates. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

          8. Attorneys' Fees. Any holder of Preferred Shares shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

          9. No Reissuance. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

Signed on April 23, 1997


                                   ALTEON INC.



                                   By: /s/Kenneth I. Moch
                                       ________________________
                                       Name: Kenneth I. Moch
                                       Title:Senior Vice President
                                              Finance and Business
                                              Development

                           EXHIBIT A

                    (To be Executed by Holder
              in order to Convert Preferred Shares)

                        CONVERSION NOTICE
                               FOR
            6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder ("Holder") of shares of 6% Cumulative Convertible Preferred Stock ("Preferred Shares") of Alteon Inc., (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:       NAME OF HOLDER: _________________

                             By:_______________________________
                              Print Name:
                              Print Title:

                              Print Address of Holder:
                              __________________________________
                              __________________________________

                              Issue Common Stock to:____________
                              at:_______________________________
                              __________________________________


If Common Stock is to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

_______________________

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET
FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

                   Page 1 of Conversion Notice

Page 2 to Conversion Notice dated____________  for:________________
                                (Conversion Date) (Name of Holder)


      COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted:__________  shares


     Number of Preferred Shares converted x
     Liquidation Preference                             $__________



Total dollar amount converted                           $__________




Conversion Price                                        $__________





Number of Common Shares = Total dollar amount converted $__________
                          Conversion Price            $



            Number of Common Shares = __________

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________


If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________
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